Exhibit 99.1

PRESS
RELEASE

Date:	June 4, 2004
Contact:	Stephen Conner	or	Headen Thomas
Telephone:	704/731-4205		704/731-4438

Piedmont Reports Record Second Quarter Results

CHARLOTTE, N.C., June 4 /PRNewswire-FirstCall/ — Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced record financial results for its second fiscal quarter ended April 30, 2004. For the quarter, the Company reported net income of $41.3 million and $1.08 diluted earnings per share, reflecting a 33% increase compared with $31.0 million and a 16% increase compared with $0.93 for the same period in 2003. For the six months ended April 30, 2004, net income was $115.9 million and diluted earnings per share were $3.20, reflecting a 30% increase compared with net income of $89.0 million and a 20% increase compared with $2.67 for the prior six-month period.

Average shares of stock for diluted earnings per share for the quarter and six months were up 14% and 8%, respectively, from the prior year comparable periods due primarily to the Company’s 4.25 million-share common stock offering completed January 20, 2004.

Operations and maintenance expenses increased from the prior-year quarter due to higher payroll, pension and other employee benefit costs associated with the addition of North Carolina Natural Gas Corporation (NCNG) on September 30, 2003, and the provision for uncollectibles. System throughput in the second quarter totaled 58.0 million dekatherms, compared with throughput of 42.9 million dekatherms for the previous year’s quarter due to the NCNG purchase and continued customer growth. Weather in the Company’s service areas during the second quarter was 1% colder than normal and 4% colder than in the prior-year quarter.

Income from non-utility activities was $7.7 million for the quarter, compared with $6.4 million for the second quarter of the prior year. The Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail gas market in Georgia, contributed $6.6 million to net income, or $0.17 per share, in the second quarter, compared with $3.5 million, or $0.11 per share, in the second quarter of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined earnings per share of $0.02 in the second quarters of 2004 and the prior year.

“The disciplined acquisition and integration strategy employed with NCNG and good internal customer growth combined with the complementary services offered by our joint venture investments is a straight-forward formula that is working well for our investors,” commented Chairman, President and Chief Executive Officer Thomas E. Skains.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 43 cents per share was declared, payable July 15, 2004, to holders of record at the close of business on June 24, 2004.

Fiscal 2004 Earnings Guidance

Piedmont Natural Gas reaffirms its guidance for fiscal year 2004 earnings from continuing operations in the range of $2.35 to $2.45 per diluted share. Management is directing the earnings guidance towards the upper end of the range.

The Company’s fiscal year 2004 earnings guidance excludes non-recurring items related to the sale of its propane interests and the resolution of certain disproportionate sharing issues related to its SouthStar venture, both of which were reported in the first fiscal quarter. The fiscal year 2004 earnings-per-share impacts of these two items are expected to be increases of $0.08 and $0.04, respectively.

This earnings guidance includes the earnings-per-share accretion related to the NCNG acquisition, integration and permanent financing. Also included are rate case approvals for the NCNG and Nashville Gas divisions that became effective November 1, 2003, and management’s assessment of the negative impacts that high wholesale natural gas prices may have on earnings for the fiscal year.

Share Repurchase Plan Approved

At the Company’s regular quarterly meeting, the Board of Directors approved a share repurchase plan. Rather than issuing new shares, the Company plans to make open market purchases to fund needs generated by the dividend reinvestment and stock purchase plan, by the employee stock purchase plan and by stock-based incentive compensation plans. The Company projects annual open market purchases to total approximately 600,000 shares.

Conference Call

In conjunction with the second quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, June 7, 2004, at 2:30 p.m. Eastern Daylight Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the web site.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts)

Three Months Ended	April 30		% Increase
	2004	2003	(Decrease)
	(Unaudited)
Operating Revenues	$482,398	$407,774	18%
Cost of Gas	336,543	297,760	13%
Margin	145,855	110,014	33%
Operations and Maintenance Expenses	50,539	37,881	33%
Depreciation	20,210	15,309	32%
General Taxes	7,421	6,367	17%
Utility Income Taxes	21,781	15,865	37%
Operating Income	45,904	34,592	33%
Other Income (Expense), net	7,713	6,369	21%
Utility Interest Charges	12,324	9,961	24%
Income Before Minority Interest	41,293	31,000	33%
Less Minority Interest	34	—	—
Net Income	$41,259	$31,000	33%
Average Shares of Common Stock:
Basic	38,082	33,333	14%
Diluted	38,167	33,444	14%
Earnings Per Share of Common Stock:
Basic	$1.08	$0.93	16%
Diluted	$1.08	$0.93	16%
System Throughput — Dekatherms	57,953	42,860	35%
Gas Customers Billed in April	879	736	19%
System Average Degree Days — Actual	1,277	1,228	4%
System Average Degree Days — Normal	1,259	1,265	0%
Percent Normal Degree Days	101%	97%	4%

Six Months Ended	April 30		% Increase
	2004	2003	(Decrease)
	(Unaudited)
Operating Revenues	$1,101,183	$901,265	22%
Cost of Gas	758,848	629,557	21%
Margin	342,335	271,708	26%
Operations and Maintenance Expenses	100,211	76,376	31%
Depreciation	40,663	30,559	33%
General Taxes	13,423	12,747	5%
Utility Income Taxes	64,785	51,779	25%
Operating Income	123,253	100,247	23%
Other Income (Expense), net	16,208	9,046	79%
Utility Interest Charges	23,535	20,297	16%
Income Before Minority Interest	115,926	88,996	30%
Less Minority Interest	45	—	—
Net Income	$115,881	$88,996	30%
Average Shares of Common Stock:
Basic	36,079	33,258	8%
Diluted	36,173	33,372	8%
Earnings Per Share of Common Stock:
Basic	$3.21	$2.68	20%
Diluted	$3.20	$2.67	20%
System Throughput — Dekatherms	131,445	106,449	23%
Gas Customers Billed in April	879	736	19%
System Average Degree Days — Actual	3,186	3,381	-6%
System Average Degree Days — Normal	3,234	3,236	0%
Percent Normal Degree Days	99%	104%	-5%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

     Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.